EXHIBIT 10.1
                                                                    ------------


                                 MM2 GROUP, INC.
                                  750 Route 34
                                Matawan, NJ 07747



                                                                  March 31, 2006



Mr. George Kontonotas
Genotec Nutritionals, Inc.
450 Commack Road
Deer Park, NY  11729

Dear Mr. Kontonotas,

     I am pleased to provide you with this letter of intent which sets forth the terms and conditions upon which a newly-formed subsidiary of MM2 Group, Inc. ("Newco") will purchase certain assets and assume certain liabilities of Genotec Nutritionals, Inc. ("GN").

     This letter is an indication of our intention to acquire the assets and assume certain liabilities of GN, but is not an offer. Any offer by Newco will be subject to the satisfactory completion of all due diligence reviews by us, our attorneys, and our certified public accountants, and the negotiation and execution of a definitive purchase and sale agreement between GN and Newco.

     The covenants in paragraphs I, J, K, and L are binding upon GN and Newco whether or not the parties reach a definitive agreement with respect to the acquisition of the assets of GN.

     While the terms and conditions of this letter of intent are non-binding as to the parties hereto (except where otherwise noted), the parties agree to act in good faith towards negotiating and executing a binding purchase and sale agreement which substantially incorporates the terms and conditions enunciated herein.

     Accordingly, this letter of intent describes a proposed transaction involving the purchase of certain assets of GN as follows:

A.   Assets          To be acquired:  o Accounts receivable;
                                      o All inventory;

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                                      o    All owned furniture, fixtures,
                                           machinery and equipment;

                                      o    Prepaid expenses;

                                      o    Deposits;

                                      o    All trade names including all rights,
                                           if any, to the GN name and logo;

                                      o    All supplier lists; o All customer
                                           lists; and

                                      o    All trademarks, patents, and all
                                           other intellectual property.


B.   Liabilities Assumed                   Accounts payable and customer
                                           deposits;

                                      o    Equipment leases;

                                      o    No other liabilities of any type,
                                           whether disclosed or undisclosed,
                                           will be assumed.

C.   Purchase Price                   The purchase price will be those number of
                                      shares of Common Stock of MM2 equal to
                                      $350,000. The number of shares to be
                                      issued shall be a function of the price
                                      per share quoted on the date that a Form
                                      SB-2 filed with the Securities and
                                      Exchange Commission ("SEC") registering
                                      these shares is deemed effective by the
                                      SEC. MM2 will file such SB-2 within 90
                                      days of the date of actual closing of the transaction contemplated herein.

D.   Capitalization                   MM2 will, simultaneous with the
                                      acquisition, capitalize Newco with
                                      $300,000 in cash.


E.   Continuing Obligations of GN     GN shall have the continuing liability
                                      post-Closing (by way of illustration and not by way of limitation), to satisfy the following obligations:

                                      o    all health insurance claims, if any,
                                           for pre-Closing expenditures;

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                                      o    the provision of continuing COBRA
                                           Coverage for all of its employees
                                           terminated, retired, etc., prior to
                                           the Closing;

                                      o    all such claims of a type covered by
                                           Seller's insurance, such as workers'
                                           compensation, auto and product
                                           liability, arising out of any
                                           pre-Closing events or occurrences;
                                           and

                                      o    all product liability claims
                                           pertaining to and/or arising out of
                                           any pre-Closing events or occasions.


F.   Employment                       George Kontonotas shall enter into a 3
                                      year employment agreement at the rate of US$100,000 per annum. In addition, Mr.
                                      Kontonotas shall now conduct his raw
                                      material brokerage business, which is now conducted outside of GN, through Newco.
                                      His additional compensation for doing so shall be the net profit of such brokerage transactions, net of any expenses incurred by Newco.

                                      Joseph Freedman shall enter into a 3 year employment agreement at the rate of US$70,000 per annum.

                                      Susan Blancato shall enter into a 3 year employment agreement at the rate of US$60,000 per annum.

                                      The employment agreements shall also
                                      provide for discretionary bonuses, such
                                      bonuses to be paid at the direction of the Board of Directors.

                                      The employment agreements shall provide
                                      for a two year non-compete provision, and a two year non-solicitation provision. The terms and

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                                      conditions of such provisions shall be
                                      negotiated and provided for in the final definitive documentation.

                                      The agreement will also provide for health insurance coverage. Kontonotas and Freedman will also be covered by a key man life insurance policy paid for by Newco.

F1.  CardioCeuticals, LLC             Newco recognizes and acknowledges that
                                      each of Kontonotas, Freedman, and Blancato are shareholders in a nutriceutical company named CardioCeuticals LLC
                                      ("Cardio"). Newco further acknowledges
                                      that each of Kontonotas, Freedman, and
                                      Blancato may be required, from time to
                                      time, to perform certain management
                                      functions in the operation of the business of Cardio. Cardio also sub-lets office space from GN.

                                      Kontonotas, Freedman, and Blancato shall provide notice to Cardio of their intention to enter into the transaction contemplated herein, and will further inform the Board of Directors of Cardio that they will be able to fulfill any management function required of them, if any, only until September 30, 2006. After that date, Kontonotas, Freedman, and Blancato will be working solely and exclusively for the benefit of Newco. Accordingly, Cardio should undertake to find replacements, if necessary, as soon as possible.

                                      In addition, Cardio co-habits with GN, and Cardio will be informed of the need to find its own office space as soon as possible.

                                      Newco acknowledges that Cardio is in the business of selling nutritional supplements to combat heart disease, and

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                                      Newco represents that it will avoid
                                      selling any product which competes with
                                      Cardio's current product line.


G.   Pre-Closing Covenants            The parties will use their best efforts to
                                      obtain all necessary third party and
                                      government consents (including all
                                      certificates, permits, approvals, and
                                      assignments required in connection with
                                      Newco's operation of the Business). GN
                                      will continue to operate the Business
                                      consistent with its past practice.

H.   Best Efforts                     The parties agree to negotiate in good
                                      faith, and to use their best efforts to
                                      (a) to execute a definitive agreement with respect to the acquisition as expeditiously as possible, on or before May 31, 2006, and (b) close the transaction on the date of execution of the definitive agreement.

I.   Conditions to Obligation         Neither Newco nor GN will be obligated to
                                      consummate the transaction contemplated
                                      hereby unless and until the parties have reached a definitive agreement as to all the terms and conditions of the acquisition.

J.   Due Diligence                    GN agrees to cooperate with Newco's due
                                      diligence investigation of the business
                                      and to provide Newco and its
                                      representatives with prompt access to all books, records, contracts, and other information pertaining to the business
                                      (the "Due Diligence Information").

K.   Confidentiality                  Newco will use the Due Diligence
                                      Information solely for the purpose of
                                      Newco's due diligence investigation of GN, and unless and until the parties consummate the acquisition of the GN, Newco, its affiliates, directors, officers, employees, advisors and agents will

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                                      keep the Due Diligence Information
                                      strictly confidential. MM2 will, however, issue a press release announcing execution of this letter of intent and will file a Form 8-K in accordance with the rules and regulations of the SEC.

L.   Expenses                         Each party shall bear their own expenses
                                      associated with this transaction.

M.   Exclusive Dealing                Since Newco will be expending a great deal
                                      of time, effort, and money to complete its due diligence and to prepare a definitive agreement, GN agrees to deal exclusively with Newco until June 30, 2006, or until such earlier date as the parties mutually agree. GN will not, directly or indirectly, (i) solicit the submission of offers from any person or entity other than Newco relating to the acquisition of the stock and/or assets of GN, (ii) respond in any way to an unsolicited acquisition proposal, (iii) participate in any discussions or negotiations or furnish any non-public information regarding GN to any person or entity other than Newco, or otherwise encourage any acquisition proposal by any person or entity other than Newco, or (iv) enter into any agreement or understanding, whether oral or in writing, that would have the effect of preventing the consummation of the transaction contemplated by this letter of intent.

N.   Closing                          It is the intention of the parties hereto
                                      to close this transaction on or about May
                                      31, 2006.

N.   Term of Letter of Intent         This letter of intent to acquire the
                                      assets and to assume certain liabilities of GN shall become effective only upon receipt of an executed copy of this letter by Newco from GN.

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     If you are in agreement with the terms of this letter of intent, please sign where indicated below. Upon receipt of the signed copy, we will proceed with our plans for consummating the transaction in a timely manner.


                                      Sincerely,


                                      Mark Meller
                                      Chief Executive Officer



AGREED TO AND ACCEPTED BY:
GENOTEC NUTRITIONALS, INC.


---------------------------
BY:  George Kontonatas
TITLE: President